Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 5 to Registration Statement No. 333-191106 on Form S-11 of our report dated March 25, 2015, relating to the consolidated financial statements and financial statement schedule of Hines Global REIT II, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Hines Global REIT II, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
August 7, 2015